Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Xfone, Inc. of our Report of Independent Registered Public Accounting Firm dated March 26, 2009, with respect to the balance sheets of Xfone 018 Ltd. as of December 31, 2008 and 2007 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended, which appears in Xfone, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.  We understand that our Report of Independent Registered Public Accounting Firm dated March 26, 2009 was used in connection with the audit of the consolidated financial statements of Xfone, Inc. and its subsidiaries for the fiscal year ended December 31, 2008.

/s/ Yarel + Partners C.P.A
Yarel + Partners C.P.A (Isr.)
Tel Aviv, Israel
Date: April 7,2009